Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2010 in the Registration Statement (Form S-1) and related Prospectus of Ancestry.com Inc. for the registration of shares of its common stock and to the inclusion and incorporation by reference therein of our report with respect to the consolidated financial statements of Ancestry.com Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Salt Lake City, Utah
November 1, 2010